Philip Magri, Esq.

January 9, 2018

Lykuid, Inc.

688 Meridian Ave, Ste. 700 Miami Beach, FL 33139 Attn: Board of Directors

Re: Lykuid, Inc.

Initial Public Offering

8,750,000 shares of Common Stock

Offering Statement on Form 1-A, Tier 2

Ladies and Gentlemen:

We have been retained by Lykuid, Inc., a Florida corporation (the “Company”), in connection with the Offering Statement on Form 1-A (Tier 2) (“Offering Statement”) relating to the initial public offering of 8,750,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 3(b) and Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Company has requested that we render our legal opinion as to whether or not the Shares proposed to be issued on terms set forth in the Offering Statement will be validly issued, fully paid, and non-assessable. The purchasers of the Shares will have no obligation to make payments to the Company other than the price for the Shares. Purchasers will not have any obligations to creditors of the Company due to the purchasers’ ownership of the Shares.

We are delivering this this opinion to the Company in accordance with the requirements of Form 1-A under the Securities Act.

In connection with rendering this legal opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

We have reviewed: (i) the Articles of Incorporation of the Company filed with the Secretary of State of Florida on October 19, 2017; (ii) the Bylaws of the Company; (iii) Written Board Consent of the Board of Directors of the Company; (iv) the Offering Statement; and (v) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares being sold pursuant to the Offering Statement are duly authorized and, when issued in the manner described in the Offering Statement (after it is qualified by the Commission), will be deemed to be legally and validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Florida and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ Philip Magri

Magi Law, LLC